Exhibit 10.5
KETJEN CORPORATION
AMENDED AND RESTATED TRANSACTION VALUE PLAN
Set forth below are the terms and conditions of the Ketjen Corporation Amended and Restated Transaction Value Plan (the “TVP”).

Certain Definitions:
“Adjusted EBITDA” means the amount of Adjusted EBITDA of the Company (or the Catalysts business of Parent) reported in Parent’s annual report on Form 10-K or Parent’s quarterly report on Form 10-Q for the applicable fiscal quarter. Adjusted EBITDA may be adjusted to reflect any acquisitions, asset disposals, capital raising or other one-time non-recurring impacts as determined by the Administrator in its discretion.
“Average Adjusted EBITDA” equals the sum of (i)(A) sixty percent (60%), multiplied by (B) the aggregate amount of Adjusted EBITDA over the four completed fiscal quarters ending immediately prior to the TVP Expiration Date, and (ii)(A) forty percent (40%), multiplied by (B) the aggregate amount of Adjusted EBITDA over the four completed fiscal quarters ending immediately prior to the period described in clause (i)(B).
“Administrator” means the Executive Compensation and Talent Development Committee of the Board or a subcommittee thereof.
“Award” has the meaning set forth in the applicable Participant’s Award Letter.
“Award Date” has the meaning set forth in the applicable Participant’s Award Letter.
“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
“Board” means the Board of Directors of Parent.
“Cause” means, unless otherwise specified in an applicable employment agreement or award agreement between Parent (or any subsidiary thereof) and a Participant, with respect to a Participant, as determined by the Administrator in its sole discretion:
(i)Willful failure to substantially perform his or her duties as an employee (for reasons other than physical or mental illness) after reasonable notice to the Participant of that failure;

(ii)Misconduct that materially injures Parent or any subsidiary or affiliate thereof;
(iii)Conviction of, or entering into a plea of nolo contendere to, a felony; or
(iv)Breach of any written covenant or agreement with Parent or any subsidiary or affiliate thereof.
“Code” means the U.S. Internal Revenue Code of 1986 and all treasury regulations thereunder, as amended from time to time.
“Company” means Ketjen Corporation.
“Disability” means a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“IPO” means (i) the first underwritten public offering of any equity securities of the Company or any successor entity pursuant to an effective registration statement filed under the Securities Act, (ii) any transaction (including a “direct listing” transaction) pursuant to which the Company or any successor entity first becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act or (iii) an acquisition of the Company or any successor entity by, or consolidation, amalgamation, merger, reorganization or other business combination involving the Company or any successor entity with or into, a special purpose acquisition company that is publicly listed on a national or foreign securities exchange and that does not conduct any material business or maintain any material assets other than cash or an affiliate of such special purpose acquisition company.
“Other Corporate Transaction” means any spin-off, split-off or extraordinary dividend distribution in respect of the Company’s equity securities, or any exchange of the Company’s equity securities, or any similar, unusual or extraordinary corporate transaction in respect of the Company’s equity securities. The determination of whether any Other Corporate Transaction constitutes a Transaction will be determined by the Administrator in its sole discretion.
“Parent” means Albemarle Corporation, a Virginia corporation, and any successor thereto.

“Parent Change of Control” means the occurrence of any of the following events:

(i)    any Person becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities of Parent that are entitled to vote generally for the election of Parent’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by Parent approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made). However, if any such Person becomes the Beneficial Owner of 20% or more, and less than 30%, of the Voting Securities, the Continuing Directors (as defined below) may determine, by a vote of a least two-thirds of the Continuing Directors, that the same does not constitute a Parent Change of Control;

(ii)    as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Board, or any successor’s board of directors, within two years of the last of such transactions;

(iii)    the shareholders of Parent approve a Business Combination and such Business Combination is consummated, unless immediately following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Parent resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns Parent through one or more subsidiaries) in substantially the same portions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (B) no Person (excluding any employee benefit plan or related trust of Parent or Parent resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Parent resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of Parent resulting from such Business Combination are Continuing Directors.

For purposes of this “Parent Change of Control”, the following terms have the meanings set forth below:

(A)    “affiliate” or “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(B)    Beneficial Owner means that a Person shall be deemed the “Beneficial Owner” and shall be deemed to “beneficially own,” any securities:

1)    that such Person or any of such Person’s affiliates or associates owns, directly or indirectly;

2)    that such Person or any of such Person’s affiliates or associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any such Person’s affiliates or associates until such tendered securities are accepted for purchase or exchange;

3)    that such Person or any of such Person’s affiliates or associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection as a result of an agreement, arrangement or understanding: (x) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (y) is not also then reportable by such Person on

Schedule 13D under the Exchange Act (or any comparable or successor report); or

4)    that are beneficially owned, directly or indirectly, by any other Person (or any affiliate or associates thereof) with which Person (or any of such Person’s affiliates or associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection 3 of this definition) or disposing of any voting securities of Parent provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter or securities who acquires any securities of Parent through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act, shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of Parent be deemed (x) the beneficial owner of any securities beneficially owned by another officer or director of Parent solely by reason of actions undertaken by such persons in their capacity as officers or directors of Parent; or (y) the beneficial owner of securities held of record by the trustee of any employee benefit plan of Parent or any subsidiary of Parent for the benefit of any employee of Parent or any subsidiary of Parent, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.

(C)    “Continuing Directors” means any member of Parent’s board of directors (1) who was a member of Parent’s board of directors as of December 31, 2016, or (2) whose subsequent nomination for election or election to Parent’s board of directors was recommended or approved by a majority of the Continuing Directors.

(D)    “subsidiary” means, with references to any Person, any company or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such company or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

“Participant” means an employee of the Company who is designated by the Administrator to be eligible to participate in the TVP pursuant to the Award Letter.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Retirement” means a termination of employment after having attained age 55 and completed at least 10 years of service, or age 60 and completed at least 5 years of service, with Parent, the Company or any of their respective affiliates.

“Sale” means a transaction or series of related transactions pursuant to which any independent third party or affiliated group of independent third parties acquires all or substantially all of the outstanding equity securities of the Company or the assets of the Company, in each case, as determined by the Administrator in its sole discretion.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Transaction” means the consummation of (i) a Sale, (ii) an IPO or (iii) any Other Corporate Transaction.

“Transaction Value” means:

(i) In connection with a Sale, the sum of the total proceeds and other consideration received and to be received by the selling equityholders of the Company, including, without limitation, (A) cash, (B) notes, securities and other property valued at the fair market value thereof as measured as of the date of the Sale, and (C) any extraordinary dividends or distributions of cash or property paid. In the event less than all of the outstanding equity securities of the Company or assets of the Company are transferred in connection with such transaction, Transaction Value will be determined by the Administrator in its sole discretion on the basis that all such securities or assets had been transferred at values consistent with the value of the proceeds actually received.

(ii) In connection with a Transaction that is not a Sale, Transaction Value will be determined by the Administrator in its sole discretion based on all facts and circumstances, including, without limitation, the initial offering price of shares offered in an IPO, initial trading price of securities issued in a spin-off or other similar values.

(iii) In the event no Transaction occurs prior to the TVP Expiration Date, Transaction Value will be deemed to equal six (6) times the Average Adjusted EBITDA as determined by the Administrator in its sole discretion.
For the avoidance of doubt, net value of Amsterdam (AMS) land (net of remediation or other costs to sell or make ready to sell), as reasonably determined by the Administrator in its sole discretion, will be included in the determination of Transaction Value. For purposes of clauses (i) and (ii), any contingency payments or amounts held in escrow in connection with a Transaction shall be included in the Transaction Value based on estimates reasonably determined by the Administrator in its sole discretion.

“TVP Expiration Date” means the earlier of (i) December 31, 2029 and (ii) the date the Board approves the decision to no longer seek a Transaction in its sole discretion.

“Unit” means a unit of measurement used solely as a device for the determination of payment under the TVP.

Bonus Amount:
Each Participant is eligible to receive a portion of the TVP Bonus Pool (the “TVP Bonus Amount”), based on the number of vested Units held by the Participant and subject to the terms and conditions of the TVP and the Participant’s Award Letter.
Upon the earlier of a Transaction and the TVP Expiration Date, each Participant’s TVP Bonus Amount is calculated by multiplying (i) the number of vested Units held by the Participant as of the Transaction or TVP Expiration Date, as applicable, by (ii) the TVP Bonus Pool (as defined below) divided by 1,000,000; provided that, if a Transaction occurs prior to December 31, 2027 and the TVP Expiration Date, the amount of each Participant’s TVP Bonus Amount will be pro-rated based on the number of full months he or she was employed with the Company and a Participant from January 1, 2023 through such Transaction, divided by sixty (60).

TVP Bonus Pool:	The total amount of the bonus pool (the “TVP Bonus Pool”) will be determined as a percentage of the Transaction Value as set forth in the table below.
	Transaction Value	TVP Bonus Pool

	< $800 million	$0
	≥ $800 million	$2 million plus 3% of Transaction Value over $800 million
Form of Payment:	Each TVP Bonus Amount, if any, will be payable in cash.
Timing of Payment:
Any TVP Bonus Amount shall be paid to the applicable Participant as soon as practicable following the earlier of a Transaction and TVP Expiration Date but in no event later than March 15 of the calendar year following the calendar year in which a Transaction occurs or the TVP Expiration Date.
No Participant shall have the right to subject any amount payable under the TVP to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

Vesting of Units; Certain Terminations of Employment:
The Participant will fully vest in the Units awarded under the Award Letter if he or she is continuously employed by the Company through the earlier of a Transaction and the TVP Expiration Date. In the event of a Participant’s termination of employment with the Company for any reason prior to the earlier of a Transaction and the TVP Expiration Date, the Participant’s participation in the TVP shall be terminated and the Units shall automatically be forfeited, with such forfeited Units to be available for future awards under the TVP in the sole discretion of the Administrator. If a Participant’s employment with the Company is terminated but such Participant remains actively employed by an affiliate of the Company (including Parent), the Participant shall retain a portion of his or her Units calculated on a prorated basis based on the number of full months he or she was employed with the Company and a Participant from the January 1, 2023 through such termination date, divided by sixty (60). Such remaining Units will be eligible for payout, if any, under the TVP in accordance with its terms and paid at the same time as other Participants under the TVP.
Notwithstanding the foregoing, or except as otherwise set forth in a separation or termination agreement between a Participant and the Company or its affiliates, in the event of a Participant’s termination of employment with the Company due to (i) a termination by the Company without Cause, (ii) such Participant’s Retirement or (iii) Disability, in each case, prior to the earlier of a Transaction and the TVP Expiration Date, such Participant shall retain a portion of his or her Units calculated on a prorated basis based on the number of full months he or she was employed with the Company and a Participant from the January 1, 2023 through such termination date, divided by sixty (60). Such remaining Units will be eligible for payout, if any, under the TVP in accordance with its terms and paid at the same time as other Participants under the TVP.

In addition, notwithstanding the foregoing, in the event of a Participant’s termination of employment with the Company due to death prior to the earlier of a Transaction and the TVP Expiration Date, the Participant will be eligible for a TVP Bonus Amount, payable within 60 days following such termination, assuming (i) a value of $8.00 per Unit and (ii) he or she held vested Units calculated on a prorated basis based on the number of full months he or she was employed with the Company and a Participant from the January 1, 2023 through such termination date, divided by sixty (60).

The Participant will forfeit his or her portion of the Units which is not retained pursuant to this section, with such forfeited Units to be available for future awards under the TVP in the sole discretion of the Administrator.

Certain Termination of Employment in Connection with a Parent Change of Control	If a Parent Change of Control occurs prior to a Transaction and the TVP Expiration Date, the TVP will be assumed by the acquiror or successor of Parent. Notwithstanding anything to the contrary herein, in the event of a Participant’s termination of employment by the Company without Cause following a Parent Change of Control, the Participant will be eligible for a TVP Bonus Amount, payable within 60 days following such termination, assuming (i) a value of $8.00 per Unit and (ii) the Units are fully vested as of such termination date.
Units Pool	The Administrator has the sole and absolute discretion to grant Units to Participants. At any given time, the aggregate number of Units outstanding shall not exceed 1,000,000 Units. Unless otherwise determined by the Administrator in its sole discretion, any unallocated Units at the time of a Transaction or the TVP Expiration Date shall not be reallocated to other Participants or result in the increase of the TVP Bonus Amount that any Participant is eligible to receive at such time.
Termination of TVP:	Unless otherwise determined by the Administrator, the TVP shall automatically terminate on the earlier of a Transaction and the TVP Expiration Date, and as of such date, no Participant shall have any rights with respect to the TVP (other than TVP Bonus Amounts, if any, payable pursuant to the terms of the TVP).

Miscellaneous:
The Award will not be treated as salary or taken into account for purposes of determining any other compensation or benefits that may be provided to a Participant. Nothing herein shall constitute an employment contract or agreement or a guarantee of continued employment. No provision of this

TVP shall be deemed to be an amendment to or incorporated in any employment agreement, separation agreement or similar compensatory agreement between the Company and any Participant. The TVP does not represent a legally binding commitment of the Board, the Administrator or the Company and the Board, the Administrator and the Company reserve the right to amend or terminate the TVP, any term or condition of the TVP or any award under the TVP at any time and for any reason in its sole discretion. The Administrator shall have the right to make all determinations under the TVP and to interpret any term of the TVP in its sole discretion and all such decisions shall be final and binding on applicable Participants.

All rights hereunder are personal to the Participant and are not transferable (and any purported transfer in violation of the foregoing shall be null and void) except that, in the event of such Participant’s death, such rights are transferable to such Participant’s legal representatives, heirs, or legatees. The TVP shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Participant and the Participant’s legal representatives, heirs, and legatees.

The Participant is required to keep in strict confidence all information about the TVP (including, without limitation, the existence of the TVP, any awards thereunder and all information regarding the value of, or a potential divestiture of, the Company). Any unauthorized disclosure of information regarding the TVP, Parent, the Company or any of their respective shareholders or affiliates will result in immediate forfeiture of the Participant’s rights under the TVP and the Award without consideration.

Payments, if any, under the TVP shall be subject to all applicable withholding and other deductions required by applicable law. Participants are fully responsible for the full and timely payment of any personal taxes or similar obligations due on awards under the TVP under all applicable laws in the relevant jurisdiction. The Company may modify or supplement the terms of the TVP as may be necessary or advisable to comply with local tax and other legal requirements.

Notwithstanding anything to the contrary herein, payments, if any, may be made by the Company under the TVP at any time only upon full compliance with all then-applicable requirements of law. It is intended that the provisions of the TVP are exempt from, or comply with, Section 409A of the Code and shall be construed in accordance with such intent. Notwithstanding the foregoing, the Company does not represent or warrant that the terms of the TVP complies with any provision of federal, state, local or other tax law. The Company has no responsibility for the tax treatment under the TVP and the Participant shall be solely responsible for all tax consequences relating to the TVP. For purposes of Section 409A of the Code, any right to a series of installment payments under the TVP shall be treated as a right to a series of separate payments.

Applicable Law and Jurisdiction:	The TVP and all awards made thereunder shall be governed by the laws of the State of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the TVP to the substantive law of another jurisdiction. Participants under the TVP are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relation to the TVP or any award thereunder.
Non-Compete Agreement:
The Participant acknowledges that he or she has signed prior to the Award Date or will sign concurrent with the Award Letter a separate EMPLOYEE NON-SOLICITATION, NON-COMPETE AND CONFIDENTIALITY AGREEMENT (the “Non-Compete Agreement”). The Participant further acknowledges and agrees that in the event of a breach of any of the terms of the Non-Compete Agreement on the Participant’s part, before or after vesting and/or settlement of the Award, in addition to any and all consequences otherwise set forth in the Non-Compete Agreement, the Participant shall immediately forfeit any and all rights under the Award, and to the extent any portion of the Award shall have already been paid to the Participant, the Company shall have the right to recoup such Award in full.

Recoupment:	In addition to any other applicable provision of the TVP or as required by applicable law, the Award and any prior award granted to the Participant under the TVP is subject to the terms of the separate Albemarle Corporation Recoupment Policy, as such Policy may be amended from time to time, and the terms of any similar Parent or Company policy (including, for the avoidance of doubt, any policy adopted for purposes of complying with Rule 10D-1 of the Exchange Act) adopted by Parent or the Company from time to time.